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                            M.H. MEYERSON & CO., INC.

                                   Exhibit 11

                         Statement of Earnings Per Share


The earnings per share during the periods presented were calculated as follows:

Nine months ended October 31, 2001

6,571,715 shares from February 1 to February 12         12 days      78,860,580
6,573,123 shares from February 13 to February 19         7 days      46,011,861
6,575,097 shares from February 20 to March 5            14 days      92,051,358
6,577,226 shares from March 6 to March 8                 3 days      19,731,678
6,578,547 shares from March 9 to March 11                3 days      19,735,641
6,579,785 shares from March 12 to March 20               9 days      59,218,065
6,581,514 shares from March 21 to April 30              41 days     269,842,074
6,581,514 shares from May 1 to July 31                  92 days     605,499,288
6,581,514 shares from August 1 to October 31            92 days     605,499,288
                                                       273 days   1,796,449,833

1,796,449,833 shares divided by 273 days = 6,580,402 average shares outstanding

$(9,521,157) / 6,580,402 = $(1.45) loss per share

Nine months ended October 31, 2002

6,606,514 shares from February 1 to April 30            89 days     587,979,746
6,606,964 shares from May 1 to July 31                  92 days     607,840,688
6,606,964 shares from August 1 to October 31            92 days     607,840,688
                                                       273 days   1,803,661,395

1,803,661,395 shares divided by 273 days = 6,606,818 average shares outstanding

$(1,953,551)/6,606,818 = $(0.30)



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